Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2020 relating to the consolidated financial statements and financial statement schedule of Core-Mark Holding Company, Inc. and the effectiveness of Core-Mark Holding Company, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K  of Core-Mark Holding Company, Inc., for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
June 5, 2020